EXHIBIT 10.3

ESCO TECHNOLOGIES INC.

SECOND AMENDED AND RESTATED

SEVERANCE PLAN

NOVEMBER 11, 2015

This Second Amended and Restated Severance Plan (“Plan”) is hereby adopted as of November 11, 2015 by ESCO TECHNOLOGIES INC., a Missouri corporation (the “Company”), formerly known as ESCO Electronics Corporation.  The Plan was originally adopted by the Company as of the 10th day of August, 1995, was amended and restated by the First Amended and Restated Severance Plan effective February 5, 2002, and was amended by the Second Amendment to Severance Plan effective October 3, 2007.

In order to retain competent and experienced executives in a Change of Control circumstance, the Company is providing the individuals designated as Executives under this Plan with certain rights and benefits as set forth herein.

1.             Certain Definitions.  For purposes of this Plan the following terms shall have the following meanings:

(a)
“Adverse Amendment” shall mean any amendment, change or modification, including termination of the Plan that in any manner reduces or eliminates the benefits provided hereunder, if such amendment, change or modification (i) was at the request of a third party who, at such time, had taken steps reasonably calculated to effect a Change of Control, and (ii) a Change of Control occurs within ninety calendar days of such amendment, change or modification.

(b)	“Applicable Multiplier” shall mean two.

(c)
“Bonus Target” shall mean the cash bonus centerpoint approved by the Human Resource and Compensation Committee of the Board (“HRCC”), or by the Company’s Chief Executive Officer (“CEO), in the case of Executives who are not officers of the Company.

(d)	“Change of Control” shall mean:

i.
The purchase or other acquisition by any person, entity or group of persons (herein “Acquiror”), within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then-outstanding shares of common stock of the Company or the combined voting power of the Company’s then-outstanding voting securities entitled to vote at any general or special meeting of shareholders; or

ii.
A change in composition of the Board of Directors of the Company (the “Board” and, as of the date hereof, the “Incumbent Board”) resulting in individuals who constitute the Incumbent Board ceasing for any reason to constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this section, considered as though such person were a member of the Incumbent Board (such resulting Board referred to herein as “Successor Board”); or

iii.
Approval by the stockholders of the Company of (a) a reorganization, merger or consolidation, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of, respectively, the common stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then-outstanding voting securities, or (b) a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company. The surviving entity of such reorganization, merger or consolidation, or the entity which receives through liquidation or dissolution all or substantially all of the assets of the Company is referred to herein as “Successor Entity.”

Notwithstanding the foregoing, an isolated sale, spin-off, joint venture or other business combination by the Company, which involves one or more divisions or subsidiaries of the Company and is approved by a majority vote of the Incumbent Board, shall not be deemed to be a Change of Control.

(e)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)
“Effective Date” shall mean the date on which a Change of Control occurs, or such earlier date as the HRCC  may determine with respect to an Executive.  Anything in this Plan to the contrary notwithstanding, (i) in the event of an Adverse Amendment, the Effective Date shall be the date immediately prior to the Adverse Amendment; and (ii) the Effective Date with respect to a Previously Terminated Executive shall be the date immediately prior to the date of such Executive’s termination.

(g)	“Fiscal Year” shall mean the fiscal year of the Company which, as of the date hereof, is the twelve month period commencing October 1 and ending September 30.

(h)
“Previously Terminated Executive” shall mean an Executive whose employment with the Company is terminated within ninety calendar days prior to a Change of Control; such termination was at the request of a third party who, at such time, had taken steps reasonably calculated to effect a Change of Control; and such termination was not because of Death or Disability or For Cause, as such terms are defined in Sections 5(a) and 5(b) respectively.

(i)	“Severance Coverage Period” shall mean the period commencing on the Effective Date and ending on the third anniversary of such date.

2.             Administration and Eligibility.  The HRCC shall be solely responsible for the overall administration of the Plan. The HRCC shall determine the eligibility of the CEO to participate in the Plan, and the CEO shall have the sole authority to designate additional individuals as participants subject to this Plan.  The CEO and each designated individual are referred to as “Executive” and collectively as “Executives”.

3.             Performance Accelerated Restricted Stock Awards under the Company’s Incentive Compensation Plans.  Upon a Change of Control, Executive shall be entitled to receive an amount equal to the dollar value of any Performance Accelerated Restricted Stock shares which had been awarded to Executive but had not been distributed to Executive, whether such shares have been accelerated, vested or earned, or in the case of a Previously Terminated Executive, notwithstanding that such shares have been cancelled as a result of such termination.  The dollar value amount shall be determined by multiplying the average of the closing price of the Company’s common stock on the New York Stock Exchange (“NYSE”) on the last ten trading days prior to the Change of Control by the number of such shares.  All such outstanding Performance Accelerated Restricted Stock awards for which Executive receives payment, as described above, shall be considered cancelled.  Such amounts shall be paid within thirty (30) days of the Change of Control.

4.             Employment During Severance Coverage Period.  Except for any Previously Terminated Executive or an Executive whose employment is otherwise earlier terminated in accordance with Section 5, the Company or the Acquiror or the Successor Entity, as the case may be (herein “Employer”) shall retain each Executive in its employ for and during the Severance Coverage Period.  The terms of such employment shall be in accordance with this Section 4.

(a)	Location and Duties.

i.
During the Severance Coverage Period, each Executive’s services shall be required to be performed only at the location where the Executive was employed immediately preceding the Effective Date, or at any office or location less than 50 miles from such location.

ii.
During the Severance Coverage Period, and excluding any periods of vacation and sick leave to which an Executive is entitled, each Executive will be expected to devote reasonable attention and time during normal business hours to the business and affairs of the Employer and, to the extent necessary to discharge the responsibilities assigned to the Executive, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  To the extent that any of the following activities have been conducted by an Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not hereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Employer:  (A) serving on corporate, civic or charitable boards or committees, (B) delivering lectures, fulfilling speaking engagements or teaching at educational institutions, and (C) managing personal investments.

(b)	Compensation. During the Severance Coverage Period, each Executive shall receive:

i.
Base Salary.  An annual base salary (“Base Salary”) in an amount not less than the annual base salary as determined by the HRCC for the Fiscal Year in which the Effective Date occurs.  Base Salary shall be paid in equal installments each year in accordance with the Employer’s normal payroll practices, but not less frequently than monthly.  Such Base Salary shall be prorated for any partial year of employment during the Severance Coverage Period.

ii.
Annual Bonus.  A minimum annual bonus (“Annual Bonus”) in an amount not less than the Executive’s Bonus Target for the Fiscal Year in which the Effective Date occurs. Such Annual Bonus shall be paid to the Executive each Fiscal Year prior to November 30.  Such Annual Bonus shall be prorated for any partial year of employment during the Severance Coverage Period.

iii.
Benefits.  All matching or other employer contributions under the ESCO Savings and Investment Plan and the Employee Stock Purchase Plan (or a cash equivalent in the event such plans are not provided by the Employer), welfare benefits and other employee benefits, fringe benefits, and perquisites in amounts and on terms not less favorable than those to which the Executive was entitled on the Effective Date, subject only to benefits reductions within the scope of Section 5(d)(i).

iv.
Payments in Lieu of Performance Accelerated Restricted Stock Awards under the Company’s Incentive Compensation Plans.  No later than October 30th of each Fiscal Year during the Severance Coverage Period, Executive shall receive (prorated for any partial year) either, (1) the dollar amount equivalent to the number of shares included in the last Performance Accelerated Restricted Stock award granted to Executive by the HRCC prior to the Effective Date multiplied by the average of the closing price of the Company’s common stock on the NYSE on the last ten trading days prior to the Change of Control (such annual value referred to as the “Annual Performance Share Award Value”) or (2) at the option of the Employer, freely transferrable shares of common stock of the Acquiror or Successor Entity (or the Acquiror’s or Successor Entity’s parent) (provided such shares are publicly traded on the NYSE or NASDAQ stock exchange) equivalent in share value to the Annual Performance Share Award Value valued using the average closing share price of such common stock on the last ten trading days prior to the end of such Fiscal Year.

5.             Termination of Employment.

(a)
Death or Disability.  An Executive’s employment shall terminate automatically upon the Executive’s death during the Severance Coverage Period.  If the Employer determines in good faith and as set forth below that the Disability of the Executive has occurred or is continuing during the Severance Coverage Period, it may provide to the Executive written notice of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Employer shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Plan, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Employer on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which incapacity is determined to be total and permanent by a physician selected by the Employer or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

(b)	Cause. The Employer may terminate an Executive’s employment during the Severance Coverage Period for Cause. For the sole and exclusive purposes of this Plan, “Cause” shall mean:

i.
The willful and continued failure of the Executive to perform substantially all of the Executive’s duties with the Employer or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for such performance is delivered to the Executive by the Employer’s Board of Directors in a case where the Executive is the CEO, or otherwise by the CEO, which specifically identifies the manner in which such Board or CEO believes that the Executive has not substantially performed the Executive’s duties, or

ii.
The willful engaging by the Executive in (A) illegal conduct (other than minor offenses), or (B) conduct which is in breach of the Executive’s fiduciary duty to the Employer and which is demonstrably injurious to the Employer, its reputation or its business prospects.

For purposes of this Section 5(b), no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Employer.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Employer’s Board of Directors or upon the instructions of such Executive’s superior or based upon the advice of counsel for the Employer shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employer.  The termination of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of Employer’s Board of Directors at a meeting of such Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before such Board), finding that, in the good-faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c)
Without Cause.  Any termination of an Executive’s employment during the Severance Coverage Period, other than as provided above in 5(a) or 5(b) above, is referred to for the sole and exclusive purposes of this Plan as “Without Cause.”

(d)	Good Reason. An Executive may terminate his employment for Good Reason. For the sole and exclusive purposes of this Plan, “Good Reason” shall mean:

i.
any material failure by the Company or Employer to comply with any of the provisions of this Plan, including but not limited to Section 11(c), other than a failure to comply with Section 4(b)(iii) solely by reason of a reduction in benefits that applies to all salaried employees who are exempt from the wage and hour provisions of the Fair Labor Standards Act;

ii.	the Employer’s requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i);

iii.
a material diminution in the Executive’s authority, duties or responsibilities or any change in his compensation provided in Section 4(b) other than a failure to comply with Section 4(b)(iii) solely by reason of a reduction in benefits that applies to all salaried employees who are exempt from the wage and hour provisions of the Fair Labor Standards Act; or

iv.
Executive is placed on terminal leave of absence by the Employer. Terminal Leave for purposes of this Plan is defined as a situation whereby the executive is willing and able to perform his normal responsibilities, is relieved of these normal responsibilities by the Employer and continues to receive normal pay and benefits.  Provided, however, that termination of employment shall be for “Good Reason” only if (i) the Executive provides notice to the Employer of the existence of the applicable event described in this paragraph 4(d) no later than 90 days following the initial occurrence of such event, (ii) the Employer fails to remedy such event within 30 days after receiving such notice, and (iii) such termination occurs during the Severance Coverage Period.

(e)	Without Good Reason. An Executive may voluntarily terminate his employment during the Severance Coverage Period without Good Reason.

(f)
Notice of Termination.  Any termination of employment hereunder shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(c).  For purposes of this Plan, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Plan relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 90 days after the giving of such notice).  Any failure by an Executive or the Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Employer, respectively, hereunder or preclude the Executive or the Employer, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Employer’s rights hereunder.

(g)
Date of Termination means (i) in the event of the termination of Executive’s employment by the Employer for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; (ii) in the event the Executive’s employment is terminated by the Employer on or after the date of a Change of Control other than for Cause, Death or Disability, the Date of Termination shall be the date 90 days after the date on which the Employer notifies the Executive of such termination; (iii) with respect to a Previously Terminated Executive, the Date of Termination shall be the Effective Date; (iv) in the event that the Executive’s employment is terminated by the Executive without Good Reason, the Date of Termination shall be the earlier of (A) the effective date of Executive’s notice of termination or (B) the date 14 days after the date on which the Executive notifies the Employer of such termination; and (v) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

6.             Obligations of the Employer upon Termination.

(a)	Without Cause; Good Reason. If, during the Severance Coverage Period, the Employer shall terminate the Executive’s employment Without Cause or the Executive shall terminate employment for Good Reason:

i.	The Employer shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

A.	To the extent not theretofore paid, the Executive’s current annual Base Salary pro-rated through the Date of Termination; plus

B.	To the extent not theretofore paid, an Annual Bonus for the Fiscal Year during which the termination occurs pro-rated through the Date of Termination; plus

C.
The product of the Applicable Multiplier times Final Compensation, where “Final Compensation” means the sum of (x) the Base Salary defined in Section 4(b)(i), plus (y) an amount equal to the Annual Bonus; plus

D.	Vacation pay equal to Final Compensation per business day based on 260 business days each fiscal year multiplied by the number of days of earned vacation not taken as of the Date of Termination.

ii.
The Employer shall continue to provide to the Executive, or reimburse the Executive for the cost of, all health, vision, dental, disability, AD&D, life and other insurance, financial planning, club membership, and automobile benefits(including gross up for taxes if provided prior to the Effective Date) in amounts and on terms not less favorable than those to which the Executive was entitled on the Date of Termination or on the Effective Date, whichever is greater, for that number of years after the Date of Termination as is equal to the Applicable Multiplier, and the Employer shall pay or provide any other amounts or benefits required by law to be paid or provided to the Executive or which the Executive is entitled to receive under any plan, program, policy, practice, contract or agreement of the Employer or any of its affiliated companies.

iii.
If the aggregate amounts under (i) above are not paid to the Executive when due, interest thereon shall accrue and be paid to the Executive at the rate of the lesser of (A) prime plus 3% per annum, compounded monthly or (B) the maximum rate allowed by law.

iv.
As a condition of receiving payments and benefits under this Section 6(a), the Executive must provide the Employer with a release, satisfactory to the Employer in its sole discretion, of all claims, charges and causes of action the Executive may have arising out of or relating in any way to the Executive’s employment by the Employer and its affiliated companies and the termination of such employment, including, but not limited to, ADEA waivers.

(b)
Termination in Other Cases.  If an Executive’s employment is terminated during the Severance Coverage Period by reason of the Executive’s death or Disability, for Cause, or as a result of the Executive’s termination thereof Without Good Reason, this Plan shall terminate with respect to the Executive without further obligations to the Executive or the Executive’s legal representative under this Plan, provided that if Executive’s employment is terminated during the Severance Coverage Period by reason of the Executive’s Disability, Executive shall be eligible for any long term disability benefits offered by the Employer to the extent available to comparable senior managers.

7.             Non-Exclusivity of Rights.  Nothing shall herein limit or otherwise affect such rights as an Executive may have under any other contract or agreement with the Company or any of its affiliated companies or by law.  Amounts which are vested benefits or which any Executive is otherwise entitled to receive under any other plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with its terms, unless explicitly modified by this Plan.

8.             No Obligation to Mitigate.  The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against any Executive.  Except as otherwise provided in this Section 8, in no event shall any Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Executive obtains other employment.  Notwithstanding the foregoing, if the Executive obtains other employment, the Company’s obligation to provide medical, hospitalization, disability, dental or life insurance benefits under Section 6(a)(ii) shall be reduced to the extent such benefits are provided to the Executive as a result of such other employment.

9.             Legal Expenses.  The Employer and its affiliated companies shall pay promptly upon submission of appropriate invoices, to the full extent permitted by law, all reasonable attorneys' fees and related expenses which any Executive reasonably deems necessary to incur in connection with any dispute with respect to the validity or enforceability of, or liability under, any provision of this Plan (including without limitation any dispute as to the amount of any payment pursuant to this Plan); provided, however, that if the Employer is advised by independent counsel that it will probably prevail if the dispute is litigated on a motion for summary judgment, the Employer may refrain from such payments so long as the Employer actively pursues a decision on such motion, and if such motion is granted and becomes a final, non-appealable order, the Employer shall have no obligation under this Section 9 with respect to the Executive’s attorneys' fees and related expenses in connection with such dispute.  However, if such motion for summary judgment is denied and if such denial becomes a final, non-appealable order, the Employer shall pay such attorneys' fees and related expenses, or, if the Executive had already paid such attorneys' fees and related expenses, the Employer shall reimburse the Executive for such payment, together with interest, from the date of such payment to the date of reimbursement, at the rate of the lesser of (A) prime plus 3%  per annum, compounded monthly or (B) the maximum rate allowed by law.

10.             Provisions Relating to Taxation of Payments.

(a)
Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Employer to or for the benefit of any Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) (or any other provision of the Code relating to excise taxes or “excess parachute payments”) or any interest or penalty is imposed on an Executive with respect to such excise tax, the Executive shall not be entitled to receive any additional payment in any amount to compensate for such tax, interest or penalty.

(b)
For purposes of this section, (i) “Payment” shall mean any payment or distribution in the nature of compensation to or for the benefit of an Executive, whether paid or payable pursuant to this Plan or otherwise; (ii) ”Present Value” shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and (iii) ”Reduced Amount” shall mean the largest aggregate amount of Payments which results in no tax being imposed upon the Executive under Section 4999 of the Code.

(c)
Anything in this Plan to the contrary notwithstanding, in the event a certified public accounting firm designated by the Employer (the “Accounting Firm”) shall determine that receipt of all Payments would subject the Executive to tax under Section 4999 of the Code, it shall determine whether some amount of Payments would meet the definition of a “Reduced Amount.”  If the Accounting Firm determines that there is a Reduced Amount, the Payments under this Plan shall be reduced so that the aggregate Payments shall equal such Reduced Amount.  Any reduction of Payments shall be made out of the lump sum otherwise payable under Section 6(a)(i).

(d)
While it is the intention of the Employer that the amount of Payments to the Executive shall result in the maximum aggregate amounts being paid to each Executive without the imposition of tax under Section 4999 of the Code, as a result of the uncertainty in the application of Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Employer to or for the benefit of the Executive pursuant to this Plan which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Employer to or for the benefit of the Executive pursuant to this Plan could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder.  In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Employer or the Executive which the Accounting Firm believes has high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Employer to or for the benefit of the Executive shall be treated for all purposes as a loan ab initio to the Executive which the Executive shall repay to the Employer together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Executive to the Employer if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

11.             Successors.

(a)	This Plan shall inure to the benefit of and be enforceable by the Executive and the Executive’s legal representative.

(b)	This Plan shall inure to the benefit of and be binding upon the Employer and its successors and assigns.

(c)
The Company shall require any Acquiror or Successor to expressly assume and agree to perform all of the obligations of Company, Acquiror or Successor Entity set forth in this Plan and provide to each Executive the benefits provided for in this Plan.

12.             Miscellaneous.

(a)
This Plan shall be governed by and construed in accordance with the laws of the State of Missouri, without reference to principles of conflict of laws.  The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

(b)
This Plan may be amended, changed or modified by the HRCC with respect to changes impacting the CEO, and by the CEO with respect to changes impacting other Executives, prior to the Effective Date in any manner (including adding or deleting Executives) by written notice to all affected Executives given in accordance with subparagraph (c) below; provided, however, no such amendment, change or modification adverse to the rights of any Executive hereunder shall become effective if such amendment, change or modification occurs within one year prior to the Effective Date. This Plan is intended to benefit and create a binding contractual relationship between each Executive and the Company, and to be enforceable by any Executive, with respect to such Executive, according to its terms.

(c)
All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the current home address of the Executive identified in the personnel records of the Company.

If to the Company:

General Counsel

ESCO Technologies Inc.

9900A Clayton Road

St. Louis, MO  63124-1186

Notices and communications shall be effective at the time they are given in the foregoing manner.

(d)	The Employer shall withhold from any amounts payable under this Plan such Federal, state, local or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

(e)
An Executive’s or the Employer’s failure to insist upon strict compliance with any provision hereof or any other provision of this Plan or the failure to assert any right the Executive or the Employer may have hereunder, including, without limitation, the right of an Executive to terminate employment for Good Reason of this Plan, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Plan.

(f)
Prior to the Effective Date, except as may otherwise be provided under any other written agreement between an Executive and the Company, the employment of the Executive by the Company is “at will” and any Executive’s employment may be terminated by either the Executive or the Company, in which case such Executive shall have no further rights under this Plan.  As of the Effective Date, except as may otherwise be provided under any other written agreement between an Executive and the Employer, the employment of the Executives by the Employer is “at will” and, any Executive’s employment may be terminated by either the Executive or the Employer, in which case the rights and obligations of the Employer and the Executive shall be as outlined under this Plan.

IN WITNESS WHEREOF, the foregoing Second Amended and Restated Severance Plan was adopted on the 11th day of November, 2015.

ESCO TECHNOLOGIES INC.

By: /s/ Deborah J Hanlon